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EXHIBIT 4.1


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISLAND PACIFIC, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                SECURED TERM NOTE

         FOR VALUE RECEIVED, ISLAND PACIFIC, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to Multi-Channel Holdings, Inc., c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 33rd Floor, San Francisco, CA 94111, Facsimile: (415) 627-4501 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of Two Million Dollars ($2,000,000), together with any accrued and unpaid interest hereon, on October 18, 2005 (the "Maturity Date");

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Note Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "Purchase Agreement").

         The following terms shall apply to this Note:

1.
         INTEREST & AMORTIZATION

         (a) INTEREST RATE. Subject to Sections 3(k) and 4(f) hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3.0%). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest shall be (i) calculated on the basis of a 365 day year.

         (b) AMORTIZATION. Principal and interest shall be due and payable on demand on the earlier of (i) the Maturity Date or (ii) any acceleration of this Note.

2.
         OPTIONAL PREPAYMENT; PREPAYMENT FEE

         (a) The Borrower will have the option of prepaying this Note (such prepayment, an "Optional Prepayment") at any time by paying to the Holder a sum of money equal to one hundred percent (100%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (collectively, the "Prepayment Amount") outstanding on the day written notice of prepayment (the "Notice of Prepayment") is given to the Holder. The Prepayment Amount shall include the Prepayment Fee (as defined below). The Notice of Prepayment shall specify the date for such Optional Prepayment (the "Prepayment Date") which date shall be seven (7) business days after the date of the Notice of Prepayment. On the Prepayment Date, the Prepayment Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Prepayment Amount on the Prepayment Date as set forth herein, then this Note shall remain in full force and effect.


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         (b)      In the event of any Optional Prepayment made pursuant to
                  Section 2(a) above, or an acceleration under Section 3 below, the Borrower shall pay the Prepayment Fee (as defined below). The Prepayment Fee shall be (a) in the case of an Optional Prepayment where no Transaction (as such term is defined in the Purchase Agreement) is consummated, $500,000 and (b) in the case of an Event of Default or in the case of a prepayment in conjunction with a Transaction consummated by a person other than the Holder or an affiliate of the Holder, $1,000,000. There shall be no Prepayment Fee if, in conjunction with any prepayment, a Transaction is consummated with the Holder or one or more affiliates of the Holder.

3.
         EVENTS OF DEFAULT

         Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, within five
(5) days after written notice from Holder to Borrower (each occurrence being a "Default Notice Period") the amount due and owing to the Holder shall be 100% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) plus the Prepayment Fee (collectively, the "Default Payment"). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note, the Purchase Agreement or the Related Agreements (including, without limitation, the Prepayment Fee), then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 3.1(a) through (j), inclusive, is an "EVENT OF DEFAULT:"

         (a) FAILURE TO PAY PRINCIPAL, INTEREST OR OTHER FEES. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith or the other Note Parties fail to pay any amounts due under the Subsidiary Guaranty upon demand in accordance with the terms thereof, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, other than the interest due on the Tomczak Note and the Boone Note, and in any such case, such failure shall continue for a period of three (3) days following written notice thereof.


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         (b)      BREACH OF COVENANT. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, any Subsidiary breaches any covenant or any other term or condition of the Purchase Agreement or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in any such case (other than a breach of Section 9 of the Purchase Agreement, with respect to which no cure period is available), such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof; provided that, if such breach is of a nature that it can not be cured within fifteen (15) days and Borrower has taken reasonable steps to cure such default within fifteen (15) days, upon written notice to and the consent of Holder, the Borrower will have a commercially reasonable amount of time to cure such breach before such breach shall be deemed an Event of Default. If the breach is not subject to cure, such Event of Default will be immediate.

         (c) BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the Closing Date or the date that such representation or warranty is deemed made, if such representation or warranty expressly states that it is made as of a specific date.

         (d) RECEIVER OR TRUSTEE. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

         (e) JUDGMENTS. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of its or their respective property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

         (f) BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

         (g) DEFAULT UNDER RELATED AGREEMENTS OR OTHER AGREEMENTS. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness of the Borrower or any of its Subsidiaries.

         (h) CHANGE IN CONTROL. The occurrence of a change in the controlling ownership of the Borrower or any of the Subsidiaries.


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         (i)      FAILURE OF EXCLUSIVITY. Any failure to comply with Section 9 of the Purchase Agreement.

         (j) MIDSUMMER NOTICE OF DEFAULT. Midsummer declares a default or an event of default under Section 3(a)(ii) of the Midsummer Debenture due to the entering into of the transactions contemplated hereunder, under the Note Purchase Agreement and the Related Agreements and such event of default is not cured within the time periods allocated therein.

                           DEFAULT RELATED PROVISIONS

         (k) PAYMENT GRACE PERIOD. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of eight percent (8%) per annum on all amounts due and owing under the Note, which default interest shall be payable upon demand.

         (l) CUMULATIVE REMEDIES. The remedies under this Note shall be cumulative.

4.
         MISCELLANEOUS

         (a) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         (b) NOTICES. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
                  (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
                  (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to Patrick Lawler and Stephen Oetgen, c/o Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, CA 94104, facsimile number (415) 439-1500, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

         (c) AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.


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         (d)      ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

         (e) GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the state of California. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

         (f) MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         (g) SECURITY INTEREST AND GUARANTEE. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Master Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

         (h) CONSTRUCTION. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         (i) COST OF COLLECTION. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

       [Balance of page intentionally left blank; signature page follows.]



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IN WITNESS WHEREOF, the Borrower has caused this Secured Term Note to be signed in its name effective as of this 18th day of April, 2005.



                                             ISLAND PACIFIC, INC.

                                             By: /s/ M. Tomczak
                                             Name: Mike Tomczak
                                             Title: President



WITNESS:


/s/ Corinne Bertrand
----------------------------



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